Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 26, 2024, with respect to the financial statements and financial highlights of X-Square Balanced Fund, LLC for the year ended December 31, 2023, which are incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm”.

/s/ Kevane Grant Thornton, LLP

San Juan, Puerto Rico

April 29, 2024.